Exhibit 99.1

UNITED ANNOUNCES

SECOND-QUARTER 2012 PROFIT

UAL REPORTS $545 MILLION SECOND-QUARTER 2012 PROFIT EXCLUDING SPECIAL CHARGES; $339 MILLION PROFIT INCLUDING SPECIAL CHARGES

CHICAGO, July 26, 2012 – United Continental Holdings, Inc. (NYSE: UAL) today reported second-quarter 2012 net income of $545 million or $1.41 per diluted share, excluding $206 million of net special charges. Including special charges, UAL reported second-quarter 2012 net income of $339 million or $0.89 per diluted share.

•

UAL second-quarter consolidated passenger revenue increased 2.3 percent year-over-year. Second-quarter consolidated passenger revenue per available seat mile (PRASM) increased 3.0 percent compared to the same period in 2011.

•	Second-quarter consolidated fuel expense increased 5.6 percent, or $181 million, year-over-year.
•

Consolidated unit costs (CASM) holding fuel rate and profit sharing constant and excluding special charges and third-party business expense for second-quarter 2012 increased 2.1 percent year-over-year. Second-quarter consolidated CASM increased 4.6 percent year-over-year.

•	UAL ended the second quarter with $8.2 billion in unrestricted liquidity.
•	UAL accrued $54 million for profit sharing, based on year-to-date profitability.

“I want to thank my co-workers for all they did to help us earn a profit this quarter,” said Jeff Smisek, UAL’s president and chief executive officer. “While we still have work to do, we are making the right investments in our future, and we look forward to delivering the benefits of those investments to our customers around the globe.”

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 2

Second-Quarter Revenue and Capacity

For the second quarter of 2012, total revenue was $9.9 billion, an increase of 2.4 percent year-over-year excluding special items. Including special items in 2011, second-quarter total revenue increased 1.3 percent year-over-year. Second-quarter consolidated passenger revenue rose 2.3 percent to $8.8 billion, compared to the same period in 2011.

Consolidated revenue passenger miles (RPMs) increased 0.5 percent on a consolidated capacity (available seat miles) decrease of 0.6 percent year-over-year for the second quarter, resulting in a second-quarter consolidated load factor of 84.3 percent.

Consolidated yield for the second quarter of 2012 increased 1.8 percent year-over-year. Second-quarter 2012 consolidated PRASM increased 3.0 percent compared to the same period in 2011.

Mainline RPMs in the second quarter of 2012 increased 0.5 percent on a mainline capacity decrease of 0.2 percent year-over-year, resulting in a second-quarter mainline load factor of 84.7 percent. Mainline yield for the second quarter of 2012 increased 1.0 percent compared to the same period in 2011. Second-quarter 2012 mainline PRASM increased 1.8 percent year-over-year.

“We continued redeploying domestic aircraft in the second quarter and are pleased with the early financial results on those routes,” said Jim Compton, UAL’s executive vice president and chief revenue officer. “Our extensive fleet and industry-leading global network enable us to reallocate aircraft to provide customers with more options.”

Passenger revenue for the second quarter of 2012 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	2Q 2012 Passenger Revenue (millions)	Passenger Revenue vs. 2Q 2011	PRASM vs. 2Q 2011	Yield vs. 2Q 2011	ASMs vs. 2Q 2011
Domestic	$3,441	0.6%	1.1%	1.3%	(0.5%)

Atlantic	1,589	(1.9%)	2.3%	1.1%	(4.1%)
Pacific	1,257	12.5%	6.6%	4.9%	5.6%
Latin America	657	(3.4%)	(3.4%)	(7.2%)	0.1%

International	$3,503	2.6%	2.6%	0.7%	0.0%

Mainline	$6,944	1.6%	1.8%	1.0%	(0.2%)
Regional	1,824	5.2%	8.5%	5.0%	(3.0%)

Consolidated	$8,768	2.3%	3.0%	1.8%	(0.6%)

Cargo and other revenue in the second quarter of 2012 increased 3.4 percent, or $39 million, year-over-year to $1.2 billion.

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 3

Second-Quarter Costs

Total operating expenses, including special charges, increased $363 million, or 4.0 percent, in the second quarter compared to the same period of 2011. Second-quarter 2012 operating expenses, excluding fuel, profit sharing, special charges and third-party business expense, increased $158 million, or 2.9 percent, year-over-year.

Third-party business expense was $60 million in the second quarter. Consolidated and mainline CASM, excluding special charges and third-party business expense, increased 4.1 percent and 4.5 percent, respectively, in the second quarter of 2012 compared to the same period of 2011. Second-quarter consolidated and mainline CASM, including special charges, increased 4.6 and 5.2 percent year-over-year, respectively.

In the second quarter, consolidated and mainline CASM, excluding special charges and third-party business expense and holding fuel rate and profit sharing constant, increased 2.1 percent and 1.7 percent, respectively, compared to the results for the same period of 2011.

“We had a solid quarter during which we strengthened our balance sheet, invested in our business, and generated a return in excess of our cost of capital,” said John Rainey, UAL’s executive vice president and chief financial officer.

Second-Quarter Liquidity and Cash Flow

UAL ended the second quarter with $8.2 billion in unrestricted liquidity, comprised of $7.7 billion of cash, cash equivalents and short-term investments and $500 million of undrawn commitments under a revolving credit facility. During the second quarter, the company generated $959 million of operating cash flow and had gross capital expenditures of $500 million. The company made debt and net capital lease payments of $258 million including $69 million of prepayments in the second quarter.

Second-Quarter 2012 Events

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United recorded a U.S. Department of Transportation domestic on-time arrival rate of 76.4 percent and a system completion factor of 99.1 percent for the quarter. For international flights, United recorded an on-time arrival rate of 72.6 percent. The on-time arrival rates are based on flights arriving within 14 minutes of scheduled arrival time.

•	The company accrued $54 million for 2012 profit sharing based on year-to-date profitability. Co-workers earned cash incentive payments for on-time performance totaling $4 million during the quarter.

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 4

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United introduced its Outperform Recognition program, where MileagePlus customers, using United’s mobile app, can recognize an employee for providing outstanding service. United employees who receive nominations are entered into a prize drawing for up to $50,000 in cash. Any MileagePlus member who submits a nomination is entered into a drawing for prizes, such as MileagePlus award miles and round-trip tickets on United.

•	The company reached a tentative agreement with flight attendants from the company’s Continental subsidiary.

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During the quarter, United launched service to nine new markets, including routes from Washington/Dulles to Honolulu, Dublin and Manchester, England, as well as from New York/Newark to Buenos Aires, Argentina. The company also announced service to eight new markets during the quarter, including Denver’s first service to Asia with non-stop service to Tokyo, beginning in 2013.

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United introduced the first of 14 newly reconfigured two-cabin Boeing 767-300 aircraft, converting the fleet from domestic to international configuration. The aircraft now offers United BusinessFirst and an upgraded Economy cabin.

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United Economy Plus seating is now on 86 percent of United’s entire mainline fleet, and the company continues to install flat-bed seats in premium cabins on its international fleet. Nearly 150 aircraft have new flat-bed seats, more than any other U.S. carrier.

•	The company introduced enhanced, gourmet entree options and harmonized meal service on its long-haul international flights for customers traveling in United Global First and United BusinessFirst.

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According to the 3rd annual Switchfly Reward Seat Availability Survey presented by IdeaWorks Company, United recently earned recognition as the carrier with the most award seat availability among U.S. global airlines.

•	United opened its new Network Operations Center with leading technology, tools and comfort for co-workers who manage this 24/7 global operation.

•	United is the official airline of Team USA, flying U.S. Olympic and Paralympic athletes to and from training, competitions, trials and the Olympic Games for the past 32 years.

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 5

About United

United Airlines and United Express operate an average of 5,574 flights a day to 377 airports on six continents from our hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark, San Francisco, Tokyo and Washington, D.C. In 2011, United carried more traffic than any other airline in the world, and operated more than two million flights carrying 142 million passengers. United is upgrading its cabins with more flat-bed seats in first and business class and more extra-legroom economy-class seating than any other airline in North America. United operates nearly 700 mainline aircraft and has orders for more than 270 new aircraft deliveries through 2022, including 50 Boeing 787 Dreamliners, 25 Airbus A350XWBs, and 100 Boeing 737 MAX 9 aircraft. United was rated the world’s most admired airline on FORTUNE magazine’s 2012 airline-industry list of the World’s Most Admired Companies. Readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for eight consecutive years. United is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 6

taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 7

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
(In millions, except per share data)	2012	2011	Increase/ (Decrease)	2012	2011	Increase/ (Decrease)
Operating Revenue:
Passenger:
Mainline	$6,944	$6,836	1.6	$12,898	$12,543	2.8
Regional	1,824	1,734	5.2	3,378	3,144	7.4

Total Passenger Revenue	8,768	8,570	2.3	16,276	15,687	3.8
Cargo	265	316	(16.1)	529	599	(11.7)
Special revenue item (C)	—	107	NM	—	107	NM
Other	906	816	11.0	1,736	1,618	7.3

Total Operating Revenue	9,939	9,809	1.3	18,541	18,011	2.9

Operating Expenses:
Aircraft fuel (A)	3,408	3,227	5.6	6,637	5,899	12.5
Salaries and related costs	2,024	1,916	5.6	3,921	3,722	5.3
Regional capacity purchase (B)	643	615	4.6	1,259	1,188	6.0
Landing fees and other rent	503	502	0.2	972	975	(0.3)
Aircraft maintenance materials and outside repairs	432	444	(2.7)	839	883	(5.0)
Depreciation and amortization	378	385	(1.8)	758	773	(1.9)
Distribution expenses	345	375	(8.0)	682	725	(5.9)
Aircraft rent	251	252	(0.4)	502	505	(0.6)
Special charges (C)	206	146	NM	370	223	NM
Other operating expense	1,174	1,139	3.1	2,297	2,276	0.9

Total Operating Expenses	9,364	9,001	4.0	18,237	17,169	6.2

Operating Income	575	808	(28.8)	304	842	(63.9)

Nonoperating Income (Expense):
Interest expense	(213)	(250)	(14.8)	(429)	(504)	(14.9)
Interest capitalized	9	8	12.5	17	14	21.4
Interest income	7	5	40.0	12	9	33.3
Miscellaneous, net	(38)	(29)	31.0	(11)	(30)	(63.3)

Total Nonoperating Expense	(235)	(266)	(11.7)	(411)	(511)	(19.6)

Income (loss) before income taxes	340	542	(37.3)	(107)	331	NM
Income tax expense (D)	1	4	(75.0)	2	6	(66.7)

Net Income (loss)	$339	$538	(37.0)	$(109)	$325	NM

Earnings (loss) per share, basic	$1.02	$1.63	(37.4)	$(0.33)	$0.98	NM

Earnings (loss) per share, diluted	$0.89	$1.39	(36.0)	$(0.33)	$0.88	NM

Weighted average shares, basic	331	330	0.3	331	329	0.6
Weighted average shares, diluted	393	400	(1.8)	331	383	(13.6)

NM Not meaningful

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 8

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
(In millions, except per gallon)	2012	2011	Increase/ (Decrease)	2012	2011	Increase/ (Decrease)
Total mainline fuel expense	$2,798	$2,568	9.0	$5,427	$4,704	15.4
Regional fuel expense	610	659	(7.4)	1,210	1,195	1.3

Consolidated fuel expense	3,408	3,227	5.6	6,637	5,899	12.5
Exclude gain (loss) on fuel hedge settlements	(38)	278	NM	(69)	432	NM

Consolidated fuel expense excluding hedge impacts	$3,370	$3,505	(3.9)	$6,568	$6,331	3.7

Mainline fuel consumption (gallons)	849	853	(0.5)	1,639	1,638	0.1
Mainline average jet fuel price per gallon (cents)	329.6	301.1	9.5	331.1	287.2	15.3
Mainline average jet fuel price per gallon excluding fuel hedge impacts (cents)	325.1	333.6	(2.5)	326.9	313.6	4.2

Regional fuel consumption (gallons)	186	190	(2.1)	363	365	(0.5)
Regional average jet fuel price per gallon (cents)	328.0	346.8	(5.4)	333.3	327.4	1.8

Consolidated consumption (gallons)	1,035	1,043	(0.8)	2,002	2,003	—
Consolidated average jet fuel price per gallon (cents)	329.3	309.4	6.4	331.5	294.5	12.6
Consolidated average jet fuel price per gallon excluding fuel hedge impacts (cents)	325.6	336.0	(3.1)	328.1	316.1	3.8

(B)	UAL has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, UAL pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $169 million and $342 million for the three months and six months ended June 30, 2012, respectively, of which $117 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the three months ended June 30, 2012 and $238 million and $104 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the six months ended June 30, 2012 in our Statements of Consolidated Operations.

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 9

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(C)	Special items include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2012	2011	2012	2011
Revenue—Chase co-branded marketing agreement modification	$—	$107	$—	$107

Integration-related costs	137	145	271	224
Voluntary severance and benefits	76	—	125	—
(Gains) losses on sales of assets and other special charges, net	(7)	1	(26)	(1)

Total special charges	206	146	370	223

Total special items	206	39	370	116

Income tax benefit	—	—	(2)	—

Special items, net of tax	$206	$39	$368	$116

2012—Special items

Integration-related costs: Include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions. In addition, on June 30, 2012 UAL became obligated under an indenture to issue to the Pension Benefit Guaranty Corporation, no later than Feb. 14, 2013, $62.5 million aggregate principal amount of 8% Contingent Senior Unsecured Notes. UAL recorded a liability of approximately $48 million for the fair value of that obligation. The company classified the liability as an integration-related cost since the financial results of UAL, excluding Continental’s results, would not have resulted in a financial triggering event under the 8% Notes indenture.

Voluntary severance and benefits: In the first quarter of 2012, the company recorded $49 million associated with two voluntary employee programs. In one program, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service the employee had accumulated. The other program is a voluntary company-offered leave of absence that approximately 1,800 flight attendants accepted, which allows for continued medical coverage during the leave of absence period. In the second quarter of 2012, The company recorded $76 million associated with a voluntary severance program. Approximately 1,300 flight attendants volunteered to retire early in exchange for a cash severance payment that was based on the number of years of service each employee had accumulated.

Gains on sales of assets and other special charges, net: In the first quarter of 2012, the company sold six aircraft and its interest in a crew hotel in Hawaii. The company also recorded an impairment charge on an intangible asset related to certain take-off and landing slots to reflect the discontinuance of one of the frequencies on an international route. The company also made adjustments to legal reserves. In the second quarter of 2012, the company sold three aircraft, realizing a net gain of $7 million.

2011—Special items

Special Revenue Item: UAL, United, Continental and Mileage Plus Holdings, LLC, a wholly owned subsidiary of United, executed an Amended and Restated Co-Branded Card Marketing Services Agreement (the Co-Brand Agreement) with Chase Bank USA, N.A. (Chase) in June 2011, through which the company sells mileage credits to Chase and the company’s loyalty program members accrue frequent flyer miles for making purchases using credit cards issued by Chase. The Co-Brand Agreement modifies and combines the previously existing co-branded agreements between Chase and each of United and Continental, respectively. As a result of the execution of the Co-Brand Agreement, revenues received as part of this agreement are subject to Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13), adopted by the company on Jan. 1, 2011, which is applied to all contracts entered into or materially modified after the adoption date of the accounting standard. The application of the new accounting standard to the Co-Brand Agreement, which was determined to be a material modification of the previously existing co-branded agreements, decreases the value of the air transportation deliverables related to the agreement that the company records as deferred revenue (and ultimately Passenger Revenue when redeemed awards are flown) and increases the value of the marketing-related deliverables recorded in Other Revenue at the time these marketing-related deliverables are provided. The provisions of ASU 2009-13 require that existing deferred revenue be adjusted retroactively to reflect the value of the undelivered air transportation deliverables at the date of the contract modification. As a result, the company recorded a retroactive, one-time non-cash income adjustment to revenue of $107 million in the second quarter of 2011.

Integration-related costs: Include costs to terminate certain service contracts that will not be used by the company, costs to write off system assets that are no longer used or planned to be used by the company, and payments to third-party consultants to assist with integration planning and organization design. Integration-related costs also include salary and severance related costs primarily associated with administrative headcount reductions and compensation costs related to the integration.

(D)	No federal income tax expense was recognized related to our pretax income for the three months ended June 30, 2012 and the three and six months ended June 30, 2011 due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, pre-tax losses for the six months ended June 30, 2012 were not reduced by any tax benefits.

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 10

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended				Six Months Ended
	June 30,		%		June 30,		%
	2012	2011	Increase/ (Decrease)		2012	2011	Increase/ (Decrease)
Mainline:
Passengers (thousands)	24,825	25,107	(1.1)		46,734	47,527	(1.7)
Revenue passenger miles (millions)	47,719	47,485	0.5		88,910	88,751	0.2
Available seat miles (millions)	56,351	56,481	(0.2)		108,819	108,858	—
Cargo ton miles (millions)	631	683	(7.6)		1,262	1,369	(7.8)

Passenger load factor:
Mainline	84.7%	84.1%	0.	6 pts.	81.7%	81.5%	0.2	pts.
Domestic	86.5%	86.7%	(0.2	) pts.	84.4%	84.1%	0.3	pts.
International	82.8%	81.4%	1.4	pts.	79.0%	78.9%	0.1	pts.

Passenger revenue per available seat mile (cents)	12.32	12.10	1.8		11.85	11.52	2.9
Average yield per revenue passenger mile (cents)	14.55	14.40	1.0		14.51	14.13	2.7
Average fare per passenger	$279.72	$272.27	2.7		$275.99	$263.91	4.6
Cost per available seat mile (CASM) (cents):
CASM (a)	13.65	12.97	5.2		13.73	12.84	6.9
CASM, excluding special charges (b)	13.28	12.71	4.5		13.39	12.64	5.9
CASM, excluding special charges and third-party business expenses (b)	13.18	12.61	4.5		13.27	12.53	5.9
CASM, excluding special charges, third-party business expenses and fuel (b)	8.21	8.06	1.9		8.28	8.21	0.9
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	12.82	12.61	1.7		12.64	12.53	0.9

Average price per gallon of jet fuel (cents) (c)	329.6	301.1	9.5		331.1	287.2	15.3
Average price per gallon of jet fuel excluding fuel hedge impact (cents) (c)	325.1	333.6	(2.5)		326.9	313.6	4.2
Fuel gallons consumed (millions)	849	853	(0.5)		1,639	1,638	0.1
Aircraft in fleet at end of period	699	708	(1.3)		699	708	(1.3)
Average stage length (miles) (d)	1,899	1,820	4.3		1,884	1,806	4.3
Average daily utilization of each aircraft (hours)	11:03	10:58	0.8		10:41	10:44	(0.5)

Regional:
Passengers (thousands)	12,246	11,893	3.0		22,864	22,062	3.6
Revenue passenger miles (millions)	6,772	6,760	0.2		12,688	12,458	1.8
Available seat miles (millions)	8,265	8,525	(3.0)		16,141	16,320	(1.1)
Passenger load factor	81.9%	79.3%	2.6	pts.	78.6%	76.3%	2.	3 pts.
Passenger revenue per available seat mile (cents)	22.07	20.34	8.5		20.93	19.26	8.7
Average yield per revenue passenger mile (cents)	26.93	25.65	5.0		26.62	25.24	5.5
Aircraft in fleet at end of period	558	557	0.2		558	557	0.2
Average stage length (miles) (d)	534	561	(4.8)		538	557	(3.4)

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended				Six Months Ended
	June 30,		%		June 30,		%
	2012	2011	Increase/ (Decrease)		2012	2011	Increase/ (Decrease)
Consolidated (Mainline and Regional):
Passengers (thousands)	37,071	37,000	0.2		69,598	69,589	—
Revenue passenger miles (millions)	54,491	54,245	0.5		101,598	101,209	0.4
Available seat miles (millions)	64,616	65,006	(0.6)		124,960	125,178	(0.2)
Passenger load factor	84.3%	83.4%	0.9	pts.	81.3%	80.9%	0.4	pts.
Passenger revenue per available seat mile (cents)	13.57	13.18	3.0		13.02	12.53	3.9
Total revenue per available seat miles (cents)	15.38	15.09	1.9		14.84	14.39	3.1
Average yield per revenue passenger mile (cents)	16.09	15.80	1.8		16.02	15.50	3.4
CASM (a)	14.49	13.85	4.6		14.59	13.72	6.3
CASM, excluding special charges (b)	14.17	13.62	4.0		14.30	13.54	5.6
CASM, excluding special charges and third-party business expenses (b)	14.08	13.53	4.1		14.20	13.44	5.7
CASM, excluding special charges, third-party business expenses and fuel (b)	8.81	8.57	2.8		8.89	8.73	1.8
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	13.82	13.53	2.1		13.63	13.44	1.4
Average price per gallon of jet fuel (cents) (c)	329.3	309.4	6.4		331.5	294.5	12.6
Average price per gallon of jet fuel excluding fuel hedge impacts (cents) (c)	325.6	336.0	(3.1)		328.1	316.1	3.8
Fuel gallons consumed (millions)	1,035	1,043	(0.8)		2,002	2,003	—
Average full-time equivalent employees (thousands)	84.5	81.1	4.2		84.1	81.7	2.9

(a)	Includes impact of special charges (See Note C).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 12

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various GAAP and non-GAAP financial measures including, net income/loss, net earnings/loss per share and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL also believes that adjusting for special items is useful to investors because they are non-recurring items not indicative of UAL’s on-going performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related UAL’s core business.

	Three Months Ended				Six Months Ended
	June 30,		$	%	June 30,		$	%
(in millions)	2012	2011	Increase/ (Decrease)	Increase/ (Decrease)	2012	2011	Increase/ (Decrease)	Increase/ (Decrease)
Consolidated Operating Revenue	$9,939	$9,809	$130	1.3	$18,541	$18,011	$530	2.9
Less: Special revenue item (C)	—	107	(107)	NM	—	107	(107)	NM

Consolidated Operating Revenue, excluding special revenue item	$9,939	$9,702	$237	2.4	$18,541	$17,904	$637	3.6

Consolidated Operating Expenses	$9,364	$9,001	$363	4.0	$18,237	$17,169	$1,068	6.2
Less: Special charges (C)	206	146	60	NM	370	223	147	NM

Consolidated Operating Expenses, excluding special charges	9,158	8,855	303	3.4	17,867	16,946	921	5.4
Less: Third-party business expenses	60	60	—	—	125	118	7	5.9
Less: Consolidated fuel expense	3,408	3,227	181	5.6	6,637	5,899	738	12.5
Less: Profit sharing programs, including taxes	54	90	(36)	(40.0)	54	90	(36)	(40.0)

Consolidated Operating Expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,636	$5,478	$158	2.9	$11,051	$10,839	$212	2.0

Net Income (loss)	$339	$538	$(199)	(37.0)	$(109)	$325	$(434)	NM
Less: Special items, net (C)	206	39	167	NM	368	116	252	NM

Net Earnings, excluding special items	$545	$577	$(32)	(5.5)	$259	$441	$(182)	(41.3)

Diluted earnings (loss) per share	$0.89	$1.39	$(0.50)	(36.0)	$(0.33)	$0.88	$(1.21)	NM
Add back: Special items, net	0.52	0.10	0.42	NM	1.03	0.30	0.73	NM

Diluted earnings per share, excluding special items	$1.41	$1.49	$(0.08)	(5.4)	$0.70	$1.18	$(0.48)	(40.7)

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UAL ANNOUNCES SECOND-QUARTER 2012 PROFIT/PAGE 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2012	2011	Increase/ (Decrease)	2012	2011	Increase/ (Decrease)
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	13.65	12.97	5.2	13.73	12.84	6.9
Less: Special charges (C)	0.37	0.26	NM	0.34	0.20	NM

CASM, excluding special charges	13.28	12.71	4.5	13.39	12.64	5.9
Less: Third-party business expenses	0.10	0.10	—	0.12	0.11	9.1

CASM, excluding special charges and third-party business expenses	13.18	12.61	4.5	13.27	12.53	5.9
Less: Fuel expense	4.97	4.55	9.2	4.99	4.32	15.5

CASM, excluding special charges, third-party business expenses and fuel	8.21	8.06	1.9	8.28	8.21	0.9
Less: Profit sharing per available seat mile	0.09	0.16	(43.8)	0.05	0.08	(37.5)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	8.12	7.90	2.8	8.23	8.13	1.2
Add: Profit sharing held constant at prior year expense per available seat mile	0.16	0.16	—	0.08	0.08	—
Add: Current year fuel cost at prior year fuel price per available seat mile	4.54	—	NM	4.33	—	NM
Add: Prior year fuel cost per available seat mile	—	4.55	NM	—	4.32	NM

CASM, holding fuel and profit sharing constant and excluding special charges and third-party business expenses	12.82	12.61	1.7	12.64	12.53	0.9

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	14.49	13.85	4.6	14.59	13.72	6.3
Less: Special charges (C)	0.32	0.23	NM	0.29	0.18	NM

CASM, excluding special charges	14.17	13.62	4.0	14.30	13.54	5.6
Less: Third-party business expenses	0.09	0.09	—	0.10	0.10	—

CASM, excluding special charges and third-party business expenses	14.08	13.53	4.1	14.20	13.44	5.7
Less: Fuel expense	5.27	4.96	6.3	5.31	4.71	12.7

CASM, excluding special charges, third-party business expenses and fuel	8.81	8.57	2.8	8.89	8.73	1.8
Less: Profit sharing per available seat mile	0.09	0.14	(35.7)	0.05	0.07	(28.6)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	8.72	8.43	3.4	8.84	8.66	2.1
Add: Profit sharing held constant at prior year expense per available seat mile	0.14	0.14	—	0.07	0.07	—
Add: Current year fuel cost at prior year fuel price per available seat mile	4.96	—	NM	4.72	—	NM
Add: Prior year fuel cost per available seat mile	—	4.96	NM	—	4.71	NM

CASM, holding fuel and profit sharing constant and excluding special charges and third-party business expenses	13.82	13.53	2.1	13.63	13.44	1.4

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